Exhibit 99.1

Newfield Exploration Mid-Continent Inc.

Audited Statements of Revenues and Direct Operating Expenses

for the Years Ended December 31, 2006 and 2005, the Six Month

Periods Ended June 30, 2007 and December 31, 2004, and

the Unaudited Six Month Period Ended June 30, 2006

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	1

Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties Acquired from Newfield Exploration Mid-Continent Inc. for the years ended December 31, 2006 and 2005, for the six month periods ended June 30, 2007 and December 31, 2004, and for the unaudited six month period ended June 30, 2006	2

Notes to Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties Acquired from Newfield Exploration Mid-Continent Inc.	3

Supplementary Financial Information — Supplementary Oil and Gas Disclosures — Unaudited	5

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Newfield Exploration Company:

We have audited the accompanying statements of revenues and direct operating expenses of certain oil and gas properties acquired from Newfield Exploration Mid-Continent Inc. for the years ended December 31, 2006 and 2005 and for the six month periods ended June 30, 2007 and December 31, 2004. These financial statements are the responsibility of the management of Newfield Exploration Company. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The accompanying financial statements were prepared on the basis of accounting described in Note 1 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation in conformity with accounting principles generally accepted in the United States of America. In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of certain oil and gas properties acquired from Newfield Exploration Mid-Continent Inc. for the years ended December 31, 2006 and 2005 and for the six month periods ended June 30, 2007 and December 31, 2004, in conformity with the basis of accounting described in Note 1.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 11, 2007

Statements of Revenues and Direct Operating Expenses of

Certain Oil and Gas Properties Acquired from Newfield Exploration Mid-Continent Inc.

(in thousands)

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Year Ended December 31,		Six Months Ended December 31, 2004
			2006	2005
		Unaudited
Revenues	$12,548	$13,713	$26,067	$35,035	$4,632
Direct operating expenses	3,594	3,616	7,218	6,516	1,525

Revenues in excess of direct operating expenses	$8,954	$10,097	$18,849	$28,519	$3,107

Notes to Statements of Revenues and Direct Operating Expenses of

Certain Oil and Gas Properties Acquired from Newfield Exploration Mid-Continent Inc.

1.	Background and Basis of Presentation

On August 2, 2007, Newfield Exploration Mid-Continent Inc. (“Newfield”) entered into a Purchase and Sale Agreement with Constellation Energy Partners LLC (“CEP”) whereby CEP acquired substantially all of Newfield’s leasehold, personal property and producing properties in Craig, Nowata, Rogers, Tulsa and Washington Counties of Oklahoma (the “Newfield Properties”) for a total cash consideration of approximately $128 million and the assumption of liabilities associated with the abandonment of wells. The agreement was effective as of July 1, 2007.

On July 8, 2004, Newfield acquired these properties from a private company. The accompanying statements include the revenues and direct operating expenses of the Newfield Properties subsequent to this date.

The accompanying statements include revenues directly associated with oil, natural gas and natural gas liquids production and direct lease operating expenses associated with the Newfield Properties. For purposes of these statements, all properties identified in the purchase and sale agreement are included herein. Because the Newfield Properties were not separate legal entities, the accompanying statements vary from an income statement in that they do not show certain expenses that were incurred in connection with ownership and operation of the Newfield Properties including, but not limited to, general and administrative expenses, interest and corporate income taxes. These costs were not separately allocated to the properties in the accounting records of the Newfield Properties. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Newfield Properties had they been CEP’s properties due to the differing size, structure, operations and accounting of Newfield and CEP. The accompanying statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which CEP would incur upon the allocation of purchase price paid for the Newfield Properties. Furthermore, a balance sheet has not been presented for the Newfield Properties due to the lack of segregated or easily obtainable data regarding their historical cost and related working capital balances. Accordingly, the historical statements of revenues and direct operating expenses of the Newfield Properties are presented in lieu of the full financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

In the opinion of Newfield management, the accompanying unaudited interim period includes all adjustments considered necessary for a fair presentation. Interim period results are not necessarily indicative of the results of operations for a full year.

Revenue Recognition – Substantially all of the natural gas and oil production associated with the Newfield Properties was sold to a variety of purchasers under short-term (less than 12 months) contracts at market sensitive prices. Revenue is recorded when production is delivered to the customer and collectibility is reasonably assured. Revenues from the production of oil and gas in which Newfield has joint ownership are recorded under the sales method. Differences between these sales and Newfield’s entitled share of production were not significant.

Direct Operating Expenses – Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Newfield Properties. The direct operating expenses include lease operating, processing, and production and other tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, facilities and insurance directly related to oil and natural gas production activities. Production and other taxes consist of severance and ad valorem taxes.

2.	Commitments and Contingencies

Pursuant to the terms of the Purchase and Sale Agreement between Newfield and CEP (and subject to the indemnity thresholds and caps set forth in such agreement), Newfield will retain and indemnify CEP for claims made: (i) within six months after the closing date and related to certain excluded assets, breaches of Newfield’s representations and warranties, or the ownership or operation of the assets prior to the effective time (excluding, however, claims with respect to environmental matters, which, generally, are assumed by CEP), and (ii) within one year after the closing date and relating to Newfield’s breach of its obligations under the Purchase and Sale Agreement or relating to royalty obligations or payment of property, ad valorem or severance taxes, to the extent such claims with respect to royalties or taxes accrued prior to the effective time.

Notwithstanding this indemnification, management of Newfield is not aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the statements of revenues and direct operating expenses.

Newfield has been unable to obtain third-party consents (the “Outstanding Consents”) with respect to certain oil and gas leases and related assets (the “Designated Properties”) included in the purchase and sale agreement. As a result of the Outstanding Consents, Newfield and CEP entered into a Nominee Agreement pursuant to which Newfield will hold legal title for the benefit of CEP for the Designated Properties. As required under the Nominee Agreement, during the 90 day period following September 21, 2007 (the “Cure Period”), Newfield shall use diligent, commercially reasonable efforts to obtain the Outstanding Consents with respect to the Designated Properties, and shall deliver to CEP assignments of all of its right, title and interest in all of the Designated Properties as to which Outstanding Consents are obtained during the Cure Period. If Newfield fails to obtain Outstanding Consents for any of the Designated Properties within the Cure Period, CEP may reassign to Newfield its beneficial interest in such property and shall be entitled to a refund from Newfield of the purchase price paid with respect to such property, subject to certain adjustments. The accompanying financial statements include the revenues and direct operating expenses for the Designated Properties.

Supplementary Financial Information

Supplementary Oil and Gas Disclosures — Unaudited

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir also may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time.

Estimated Net Quantities of Proved Oil and Gas Reserves

The following table sets forth the total net proved reserves and the total net proved developed reserves and the changes in the total net proved developed and undeveloped reserves for each of the periods indicated below, as estimated by Newfield’s petroleum engineering staff for the Newfield Properties:

	Oil, Condensate and Natural Gas Liquids (MBbls)	Natural Gas (MMcf)	Total (MMcfe)
Proved developed and undeveloped reserves as of:
July 1, 2004	—	—	—
Revisions of previous estimates	—	—	—
Extensions, discoveries and other additions	—	1,610	1,610
Purchases of properties	8	32,351	32,397
Production	(5)	(1,050)	(1,080)

December 31, 2004	3	32,911	32,927
Revisions of previous estimates	167	(557)	445
Extensions, discoveries and other additions	320	8,119	10,039
Purchases of properties	—	—	—
Production	(41)	(4,561)	(4,807)

December 31, 2005	449	35,912	38,604
Revisions of previous estimates	(243)	(2,795)	(4,255)
Extensions, discoveries and other additions	28	4,446	4,614
Purchases of properties	—	—	—
Production	(32)	(3,995)	(4,187)

December 31, 2006	202	33,568	34,776
Proved developed reserves as of:
July 1, 2004	—	—	—
December 31, 2004	3	11,394	11,412
December 31, 2005	229	21,608	22,982
December 31, 2006	146	21,510	22,386

Supplementary Financial Information

Supplementary Oil and Gas Disclosures — Unaudited — (Continued)

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information was developed utilizing procedures prescribed by SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.” The information is based on estimates prepared by Newfield’s petroleum engineering staff. The “standardized measure of discounted future net cash flows” should not be viewed as representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended.

Newfield believes that in reviewing the information that follows the following factors should be taken into account:

•	future costs and sales prices will probably differ from those required to be used in these calculations;

•	actual rates of production achieved in future years may vary significantly from the rates of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

Under the standardized measure, future cash inflows were estimated by applying year-end oil and gas prices applicable to these reserves to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on year-end costs in order to arrive at net cash flows before tax. Future income tax expense has been computed by applying year-end statutory tax rates to aggregate future pre-tax net cash flows. Use of a 10% discount rate and year-end prices and costs are required by SFAS No. 69.

Supplementary Financial Information

Supplementary Oil and Gas Disclosures — Unaudited — (Continued)

The standardized measure of discounted future net cash flows and a summary of the changes in the standardized measure of discounted future net cash flows related to the proved oil and gas reserves of the Newfield Properties is as follows:

	December 31,
	2006	2005	2004
	(In thousands)
Standardized Measure of Discounted Future Net Cash Flows
Future cash inflows	$171,053	$293,879	$182,629
Less related future:
Production costs	(55,017)	(59,522)	(46,135)
Development and abandonment costs	(18,762)	(10,292)	(12,433)

Future net cash flows before income taxes	97,274	224,065	124,061
Future income tax expense	(34,046)	(78,423)	(43,421)

Future net cash flows before 10% discount	63,228	145,642	80,640
10% annual discount for estimating timing of cash flows	(19,157)	(38,712)	(23,764)

Standardized measure of discounted future net cash flows	$44,071	$106,930	$56,876

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Changes in Standardized Measure of Discounted Future Net Cash Flows
Beginning of period	$106,930	$56,876	$0
Revisions of previous estimates:
Changes in prices and costs	(65,589)	39,752	0
Changes in quantities	(9,896)	1,983	0
Changes in future development costs	(5,904)	1,572	0
Development costs incurred during the period	3,878	8,114	0
Additions to proved reserves resulting from extensions, discoveries and improved recovery, less related costs	8,996	42,780	4,279
Purchases and sales of reserves in place, net	0	0	86,093
Accretion of discount	16,451	8,750	0
Sales of oil and gas, net of production costs	(25,418)	(19,927)	(2,870)
Net change in income taxes	33,847	(26,952)	(30,626)
Production timing and other	(19,224)	(6,018)	0

Net increase (decrease)	(62,859)	50,054	56,876

End of period	$44,071	$106,930	$56,876